EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of ZaZa Energy Corporation and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of March 2, 2012.

BLACKSTONE OIL & GAS, LLC

By:	/s/ Todd Alan Brooks
Todd Alan Brooks, President

TODD ALAN BROOKS NON EXEMPT TRUST

By:	/s/ Todd Alan Brooks
Todd Alan Brooks, Trustee

/s/ Todd Alan Brooks
Todd Alan Brooks

LARA ENERGY, INC.

By:	/s/ John E. Hearn, Jr.
John E. Hearn, Jr., President

/s/ John E. Hearn, Jr.
John E. Hearn, Jr.

OMEGA ENERGY CORP.

By:	/s/ Gaston L. Kearby
Gaston L. Kearby, President

/s/ Gaston L. Kearby
Gaston L. Kearby